Exhibit 10.4

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of the 28th day of June, 2007 (the “Third Amendment Date”), by and between THE REALTY ASSOCIATES FUND VI, L.P., a Delaware limited partnership (“Landlord”) and CUBIST PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, by a lease (the “Original Lease”) dated as of January, 2004, California State Teachers’ Retirement System (“Calsters”) leased to Tenant approximately 15,475 rentable square feet of space, consisting of a portion of the second (Suite 2201-55) and fourth (Suite 4201-55) floors in the building known as 45-55 Hayden Avenue, Lexington, Massachusetts (the “Building”); and

WHEREAS, Landlord has succeeded to the interests of Calsters as landlord under the Lease; and

WHEREAS, the Original Lease has been amended by a First Amendment to Lease between Landlord and Tenant, dated as of September 29, 2005 (the “First Amendment”), and by a Second Amendment to Lease between Landlord and Tenant dated as of November 18, 2005 (the “Second Amendment”), (the Original Lease, as so amended, being referred to as the “Lease”), pursuant to which the size of the premises demised under the Original Lease was increased to 53,078 rentable square feet (the “Existing Premises”). The Existing Premises consist of Suites 2201-55, 2200-55, 4201-55 and 4200-55; and

WHEREAS, by letter dated as of April 27, 2006, and pursuant to the Second Amendment, Tenant elected to include Suite 2200-55 (also known as the Comet Space) in the Existing Premises for the remainder of the Lease Term; and

WHEREAS, Landlord and Tenant now desire to further amend the Lease to, among other things, expand the size of the Existing Premises by adding thereto approximately 30,019 rentable square feet of space in Suite 3000-55 on the third floor of the Building (the “Additional Space”), and to adjust the rent and certain provisions, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Landlord and Tenant hereby agree as follows:

1.             Defined Terms. All of the foregoing recitals are true and correct. Unless otherwise defined herein, all capitalized terms used in this Third Amendment shall have the meanings ascribed to them in the Lease, the Lease shall be amended to incorporate any additional definitions provided for in this Third Amendment, and all references in the Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof, as amended by this Third Amendment.

2.             Additional Terms and Definitions. (a) From and after the Third Amendment Effective Date, the following terms set forth in “Article 1 Reference Data” of the Lease are hereby amended or added, as applicable, to have the following meanings:

PREMISES:                                                                                                                                                     The following areas in the 55 Hayden Avenue portion of the Building: (i) Suite 2201-55 on the second floor and Suite 4201-55 on the fourth floor, (ii) Suite 4200-55 on the fourth floor of the Building, (iii) Suite 2200-55 on the second floor of the Building, and (iv) Suite 3000-55 on the third floor of the Building. All such spaces are shown on Exhibit A-3, attached hereto and incorporated herein.

RENTABLE FLOOR AREA

  OF THE PREMISES:                                                                                           Approximately 83,097 square feet of the 55 Hayden Avenue portion of the Building as follows (i) 6,755 rentable square feet on the second floor contained in Suite 2201-55, (ii) 8,720 rentable square feet on the fourth floor contained in Suite 4201-55 and 31,453 rentable square feet on the fourth floor of the Building contained in Suite 4200-55, (iii) 6,150 rentable square feet on the second floor of the Building contained in Suite 2200-55, and (iv) 30,019 rentable square feet on the third floor of the Building contained in Suite 3000-55.

(b)           From after the Third Amendment Effective Date, the term “Annual Rent” for the Premises shall be as set on Schedule I to this Third Amendment. Notwithstanding the foregoing, so long as the Lease remains in full force and effect, and so long as no Actionable Event of Default (as defined below) shall exist under the Lease, Landlord will waive the requirement that Tenant pay Annual Rent on the Additional Space for the period commencing on the Third Amendment Effective Date and ending on the one hundred twentieth (120th) day after the Third Amendment Effective Date

3.             Credit. Landlord will allow a credit to Tenant in the amount of Sixty Thousand Dollars ($60,000.00) against Annual Rent that otherwise would be payable under the Lease, such credit to be applied to Annual Rent due on the Existing Premises for the first full calendar month after the Third Amendment Effective Date.

4.             Operating Expenses and Real Estate Taxes.  From and after the Third Amendment Effective Date, Tenant’s obligations under Section 4.2 of the Lease to pay Operating Expenses with respect to the Additional Space shall be computed using the calendar year ending December 31, 2008 as a base year; and Tenant’s obligations under Section 4.2 of the Lease to pay increases in Real Estate Taxes with respect to the Additional Space shall be computed using the fiscal year ending June 30, 2008 as the base year.

5.             Effective Date; Delivery and Condition. (a) The “Third Amendment Effective Date” shall be the later to occur of (i) November 1, 2007 and (ii) the date on which Motorola, Inc. (the “Existing Tenant”) vacates the Additional Space and Landlord delivers possession thereof to Tenant.  If the Third Amendment Effective Date is delayed due solely to a holdover by the Existing Tenant, and if (without imposing on Landlord any obligation to do so) Landlord actually recovers any premium rent or other additional amount in the nature of rent from the Existing Tenant solely on account of such holding over, Landlord shall pay Tenant fifty percent (50%) of any net excess rent (i.e., after deducting Landlord’s reasonable costs and expenses in recovering the same) above the Existing Tenant’s base rent, actually received by Landlord due to such holdover.  Such payment shall be made within thirty (30) days after Landlord’s receipt of such excess rent from the Existing Tenant.

(b)           Tenant acknowledges that, except as explicitly provided in this Third Amendment and the Lease, it is leasing the Additional Space in its current AS IS condition, without any representation or warranty whatsoever on the part of Landlord. Tenant currently occupies the Existing Premises and is fully familiar with their condition and that of the common areas of the Building, and Tenant acknowledges that, to the best of Tenant’s knowledge (upon reasonable investigation and inquiry), the Existing Premises and the Additional Space are in good condition and suitable for Tenant’s uses. Without limiting the foregoing, Tenant agrees that Landlord has no obligation to perform any work in or to either the Existing Premises or the Additional Space to prepare the same for Tenant’s continued use and occupancy.

(c)           Landlord acknowledges that Tenant desires to make certain alterations or improvements in the Additional Space to make the same more suitable for Tenant’s occupancy. Such alterations or improvements may include tenant improvements to the Additional Space, including to the bathrooms within the Additional Space, installation of fixtures in the Additional Space, and architectural and engineering expenses in connection therewith (collectively, the “Additional Improvements”). All Additional Improvements shall be undertaken by Tenant in strict accordance with the applicable requirements of the Lease (including without limitation Sections 3.3 and 3.4). The Additional Improvements shall be deemed substantially complete on that date on which the Additional Improvements have been completed except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed after Tenant has taken occupancy of the Additional Space, or any part thereof, without causing undue interference with Tenant’s use of the Additional Space or such part thereof. To the extent that (i) such work is substantially completed in accordance with such Lease requirements, and (ii) receipted invoices (and other material required under the Lease such as, but not limited to, lien waivers from any contractor or subcontractor performing the Improvements) showing the actual cost thereof are presented to Landlord during the Term of the Lease, and (iii) at the time of any advance of funds, there then exists (A) no default on the part of Tenant under the Lease continuing beyond the expiration of applicable notice and grace periods (an “Event of Default”) nor (B) any failure to pay any sum of money due under the Lease of which Tenant has been given notice (and of which Tenant has not notified Landlord in writing that Tenant disputes, which notice shall set forth the basis for such dispute) and which, with the passage of time, would constitute an Event of Default (A and B, collectively, an “Actionable Event of Default”), Landlord shall reimburse Tenant, within thirty (30) days after receipt of each such invoice (together with lien waivers for all costs theretofore billed), for costs actually incurred by Tenant (excluding the costs of furniture), as evidenced by such invoices, in connection with the design and construction of the Additional Improvements, but in no event shall Landlord be obligated to reimburse Tenant more than the lesser of (x) such actual cost, or (y) Seven Hundred Fifty Thousand Four Hundred Seventy-five Dollars ($750,475.00), or $25.00 per square foot of Rentable Area in the Additional Space (the “Additional Improvements Allowance”). No portion of the Additional Improvements Allowance may be applied to costs of purchasing or installing furniture or wiring/cabling for the Additional Space. If the Existing Tenant’s lease is terminated prior to November 1, 2007, Landlord shall grant Tenant reasonable access to the Additional Space from and after such termination (and the Existing Tenant vacating the Additional Space) for the purpose of commencing the Additional Improvements. Landlord further acknowledges that Tenant may desire to make improvements in the bathrooms within Suite 4200-55 on the fourth floor of the Building, and (subject to Tenant’s compliance with applicable requirements set forth in the Lease relative to alterations or improvements), Landlord will not withhold it consent to such improvements. So long as such work conforms to the requirements set forth above, Tenant may include the cost of such fourth floor bathroom work in the cost of the Additional Improvements. To the extent that Tenant has not requested disbursement of any portion of the Additional Improvements Allowance prior to the expiration or earlier termination of the Lease, Landlord shall have no further obligation to reimburse Tenant for any such costs incurred by Tenant.

6.             Right of First Offer.  Notwithstanding any provision of the Lease to the contrary, Tenant shall have no further rights under Exhibit G-1 to the Lease (Right of First Offer) to the Lease (as inserted by the Second Amendment) with respect to (i) the portion of the second floor of the Building containing 8,017 rentable square feet (Suite 2500-45) which has been leased to Celerant, or (ii) the portion of the third floor of the 45 Hayden Avenue portion of the Building containing 19,815 rentable square feet (Suite 3000-45), which has been leased to NitroMed. From and after the Third Amendment Effective Date, Exhibit G-1 is hereby amended by deleting the schedule of Rights of Existing Building Tenants in its entirety and replacing the same with Schedule 3 attached hereto. In addition, Tenant agrees that Exhibit G-1 to the Lease shall be without any force or effect during the period commencing on the Third Amendment Effective Date and ending on the second (2nd)

anniversary of the Third Amendment Effective Date (the “G-1 Suspension Period”), it being the intent hereof that Landlord will not be required to give any First Offer Notices during the G-1 Suspension Period, and Tenant shall have no rights to lease space that Landlord would otherwise be required to offer to Tenant pursuant to Exhibit G-1 during the G-1 Suspension Period; provided that, Tenant’s full rights under Exhibit G-1 shall be reinstated upon the expiration of the G-1 Suspension Period.

7.             Security Deposit.  Landlord and Tenant agree that, effective from and after the date hereof, the Security Deposit referred to in Article XI of the Lease will be changed to $352,555.84, and any references in Article XI to “$355,000.00” shall be amended to read “$352,555.84.” Landlord is currently holding $88,750.00 as the Security Deposit, and Tenant will deliver the balance of $263,805.84 within fifteen (15) business days of the Third Amendment Effective Date. Landlord and Tenant further agree that, effective from and after the date hereof, in the sixth paragraph of Article XI of the Lease, any reference to “February 1, 2006” shall be changed to “July 1, 2008,” and any reference to “August 1, 2006” shall be changed to “January 1, 2009.”  All other terms of Article XI of the Lease shall remain in full force and effect.

8.             Parking.  From and after the Effective Date, Section 10.19 of the Lease shall be amended by, in the first sentence thereto:

(a)           Replacing “one hundred and fifty-nine (159)” with “two hundred forty-nine (249);” and

(b)           Replacing “53,078” with “83,097.”

9.             Brokers.  Tenant covenants, represents and warrants to Landlord that Tenant has had no dealings or communications with any broker or agent (other than Grubb & Ellis Company and Richards Barry Joyce & Partners) in connection with this Third Amendment, and Tenant covenants and agrees to pay, hold harmless and indemnify the Landlord from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commission or charges to any broker or agent (other than the foregoing named brokers) claiming through the Tenant with respect hereto.

10.           Exhibits.  Exhibit A-3 attached hereto is hereby substituted for Exhibit A-2 to the Lease. All references in the Lease to Exhibit A-1 or A-2 shall be replaced by references to Exhibit A-3.

11.           Successors.  This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment or other transfers of each party’s rights under the Lease.

12.           Authority.  Each party represents and warrants to the other that each person executing this Third Amendment on behalf of such party has the authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Third Amendment.

13.           No Further Amendment.  It is understood and agreed that all other conditions and terms contained in the Lease not herein specifically amended shall remain unmodified and in full force and effect, and the Lease, as modified by this Third Amendment, is hereby ratified and confirmed.

14.           Tenant Representations. As a material inducement to Landlord entering into this Third Amendment, Tenant represents and certifies to Landlord that as of the date hereof: (i) the Lease, as modified hereby, contains the entire agreement between the parties hereto relating to the Premises and that, except for that certain Amended and Restated Declaration of Covenants and Easements between the Landlord’s predecessor in title with respect to the Building and Tenant, as amended to date (the “Declaration”) there are no other agreements between the parties relating to the Premises, the Building or the Lease which are not contained or referred to herein or in the Lease, (ii) to the best of Tenant’s knowledge, Landlord is not in default (continuing beyond the expiration of any applicable notice or grace periods) in any respect in any of the terms, covenants and conditions of the Lease; (iii) Tenant has no existing setoffs, counterclaims or defenses against Landlord under the Lease; (iv) Tenant has not assigned or pledged its leasehold interest under the Lease, or sublet or licensed or granted any other occupancy rights with respect to any or all of the Premises; (v) no consent or approval of any third party or parties is required in order for Tenant to enter into and be bound by this Third Amendment; and (vi) Tenant is not, and the performance by Tenant of its obligations hereunder shall not render Tenant, insolvent within the meaning of the United States Bankruptcy Code, the Internal Revenue Code or any other applicable law, code or regulation.

15.           Landlord Representations.  As a material inducement to Tenant entering into this Third Amendment, Landlord represents and certifies to Tenant that as of the date hereof: (i) the Lease, as modified hereby, contains the entire agreement between the parties hereto relating to the Premises and that, except for the Declaration, there are no other agreements between the parties relating to the Premises, the Building or the Lease which are not contained or referred to herein or in the Lease, (ii) to the best of Landlord’s knowledge, there exists no Event of Default or Actionable Event of Default on the part of Tenant in any respect in any of the terms, covenants and conditions of the Lease; and (iii) no consent or approval of any third party or parties is required in order for Landlord to enter into and be bound by this Third Amendment.

16.           Governing Law. The Lease, this Third Amendment and the rights and obligations of both parties thereunder and hereunder shall be governed by the laws of The Commonwealth of Massachusetts.

17.           Counterparts. This Third Amendment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same instrument.

18.           Motorola Fourth Floor Space.  Notwithstanding anything to the contrary in this Third Amendment, nothing in this Third Amendment shall affect either party’s rights or obligations, as they exist as of the Third Amendment Date, with respect to the 25,405 square feet of space in the 45 Hayden portion of the Building which is currently occupied by Motorola, Inc.

[Text Ends Here]

IN WITNESS WHEREOF, the undersigned have hereunto se their hands and seals as of the date first above written.

LANDLORD:

The Realty Associates Fund VI, L.P., a Delaware limited partnership

By:	Realty Associates Fund VI LLC, a Massachusetts limited liability company, general partner

	By:		Realty Associates Advisors LLC, a Delaware limited liability company, Manager

		By:	Realty Associates Advisors Trust, a Massachusetts business trust,
Manager

		By:	/s/ James P. Raisides, Sr. Vice President
Officer

By:	Realty Associates Fund VI Texas Corporation, a Texas corporation, general partner

By:	/s/ James P. Raisides, Sr. Vice President
Officer

TENANT:

CUBIST PHARMACEUTICALS, INC.

		By:	/s/ David W.J. McGirr, Sr. VP, CFO
Name: David W. J. McGill
Title: Sr. Vice President, Chief Financial Officer

Exhibit A-3

Plans of Premises

SCHEDULE I

Annual Rent

Annual Rent for the Premises shall be the sum of the rents shown below for each portion of the Premises, determined as of the date in question.

As to Suites 2201-55, 4201-55 and 4200-55:

(a)        For the period from [Effective Date of First Amendment], 2006 through July 31, 2009:

(i) As to Suite 2201-55 and Suite 4201-55:

Rental Period	Total Annual Rent	Monthly Payment	Rental Rate/SF

5/1/06 – 1/31/07	$371,400.00	$30,950.00	$24.00
2/1/07 – 1/31/08	$386,875.00	$32,238.58	$25.00
2/1/08 – 7/31/09	$402,350.00	$33,529.17	$26.00

plus (ii) as to Suite 4200-55:

Rental Period	Total Annual Rent	Monthly Payment	Rental Rate/SF

5/1/06 – 4/30/07	$723,419.00	$60,284.92	$23.00
5/1/07 – 4/30/08	$739,145.50	$61,595.46	$23.50
5/1/08 – 4/30/09	$754,872.00	$62,906.00	$24.00
5/1/09 – 7/31/09	$794,188.25	$66,182.35	$25.25

(b)        For the period after July 31, 2009, as to all of Suites 2201-55, 4201-55 and 4200-55:

Rental Period	Total Annual Rent	Monthly Payment	Rental Rate/SF

8/1/09 – 4/30/10	$1,184,932.00	$98,744.33	$25.25
5/1/10 – 4/30/11	$1,208,396.00	$100,699.67	$25.75
5/1/11 – 4/30/12	$1,231,860.00	$102,655.00	$26.25
5/1/12 – 4/30/13	$1,267,056.00	$105,588.00	$27.00
5/1/13 – 4/30/14	$1,325,716.00	$110,476.33	$28.25
5/1/14 – 4/30/15	$1,384,376.00	$115,364.67	$29.50
5/1/15 – 4/30/16	$1,419,572.00	$118,297.67	$30.25

As to Suite 2200-55:

Rental Period	Total Annual Rent	Monthly Payment	Rental Rate/SF

6/1/06 – 4/30/07	$140,415.00	$11,787.50	$23.00
5/1/07 – 4/30/08	$144,525.00	$12,043.75	$23.50
5/1/08 – 4/30/09	$147,600.00	$12,300.00	$24.00
5/1/09 – 4/30/10	$155,287.50	$12,940.63	$25.25
5/1/10 – 4/30/11	$158,362.50	$13,196.88	$25.75
5/1/11 – 4/30/12	$161,437.50	$13,453.13	$26.25
5/1/12 – 4/30/13	$166,050.00	$13,837.50	$27.00
5/1/13 – 4/30/14	$173,737.50	$14,478.13	$28.25
5/1/14 – 4/30/15	$181,425.00	$15,118.75	$29.50
5/1/15 – 4/30/16	$186,037.50	$15,503.13	$30.25

As to Suite 3000-55:

Rental Period	Total Annual Rent	Monthly Payment	Rental Rate/SF

Through 4/30/08	$780,494.00	$65,041.17	$26.00
5/1/08 – 4/30/09	$810,513.00	$67,542.75	$27.00
5/1/09 – 4/30/10	$825,522.50	$68,793.54	$27.50
5/1/10 – 4/30/11	$840,532.00	$70,044.33	$28.00
5/1/11 - 4/30/12	$900,570.00	$75,047.50	$30.00
5/1/12– 4/30/13	$945,598.50	$78,799.88	$31.50
5/1/13– 4/30/14	$975,617.50	$81,301.46	$32.50
5/1/14– 4/30/15	$1,035,655.50	$83,304.63	$34.50
5/1/15– 4/30/16	$1,065,674.50	$88,806.21	$35.50

SCHEDULE 3

RIGHTS OF EXISTING BUILDING TENANTS

Summit Mortgage	Option to Extend
2,805 sf — 2nd Fl (45) Expiration 2/28/09	One 5 year term (thru February 28, 2014); 9 mos. notice prior to expiration of current term required

Motorola
25,405 sf — 4th Fl (45) Expiration 4/30/07	Lease Expired 4/30/07 — LL sent Tenant a Right of First Offer on this space on January 9, 2007, and Tenant did not accept this Right of First Offer as provided in Exhibit G-1.

Goodrich, LLC	Option to Extend
10,495 sf — 3rd Fl (55) Expiration 11/30/09	One 7 year term (thru November 30, 2016); 12 mos. notice prior to expiration of current term required

Aon Consulting	Option to Extend
5,528 sf — 2nd Fl (45) Expiration 7/31/06	One 5 year term (thru July 31, 2011); 12 mos. notice prior to expiration of current term required

Spaulding and Slye/JLL	Option to Extend
14,092 sf — 2nd Fl (55) Expiration 3/31/15	Two extension of 5 year terms (thru March 31, 2020 and March 31, 2025, respectively); each on 9 mos. notice prior to expiration of current term required

Spaulding and Slye/JLL	First Right to Lease

During the term of Spaulding and Slye’s lease to the 14,092 sf on the 2nd floor of the 55 Hayden Avenue portion of the Building, Spaulding and Slye holds a first right to lease the following spaces in the Building:

•  8,017 sf — 2nd Fl (45) (Celerant space)

•  2,805 sf — 2nd Fl (45) (Summit Mortgage space)

•  5,528 sf — 2nd Fl (45) (Aon Consulting space)

•  3,089 sf — 2nd Fl (45) (FCG space)

Spaulding and Slye must respond to the Landlord’s notice of any such space becoming available within 14 days of such notice.